Oregon Pacific Bancorp Names James P. Clark as New President and Chief Executive Officer

FLORENCE, OR -- 11/27/2006 -- Oregon Pacific Bancorp. (OTCBB: OPBP). The board of directors of Oregon Pacific Bancorp (the "Company") and its subsidiary Oregon Pacific Bank (the "Bank") announced today the appointment of James P. Clark, 48, as President and Chief Executive Officer of the Company and of the Bank effective January 1, 2007. Mr. Clark brings a wealth of experience in the banking industry. He is currently serving as the Chief Credit Officer of the Bank, a position he has held for one year, and has served in the positions of credit administrator, commercial banking center manager, and commercial lender in his 22 years of prior financial institution experience.

"We were extremely pleased to be able to attract someone with Jim's ability and knowledge to Oregon Pacific Bank. Jim joined the Bank at the beginning of the year and we believe this has provided an excellent opportunity for preparing Jim for taking over this role," said Bancorp's Chairman of the Board, Dr. A. J. Brauer. "We will greatly benefit from Jim's banking industry experience and we expect, through his leadership, to build on the momentum we have generated towards our goal of becoming a consistently high-performing, local, community-based financial institution."

Mr. Clark holds a bachelor's degree in business administration from Oregon State University, and has completed two years at Pacific Coast Banking School, a three-year executive training program for bankers held at the University of Washington in Seattle, Washington.

Mr. Clark will replace Thomas K. Grove who will retire after 22 years of service to the Company on December 31, 2006. Mr. Grove will continue his service as a director of the Company and the Bank.

Oregon Pacific Bancorp is a Florence-based financial holding company with total assets of $156 million which operates 4 banking centers in Oregon. The Company's common stock is traded on the over-the-counter bulletin board under the symbol "OPBP."

For More Information Contact:

Thomas K. Grove
President & Chief Executive Officer
(541) 997-7121